Exhibit 99.(h)(14)(R)

July 1, 2014

American Beacon Funds (the “Trust”)

4151 Amon Carter Blvd, MD 2450

Fort Worth, TX 76155

Re: Fee Waiver/Expense Reimbursement

Ladies and Gentlemen:

American Beacon Advisors, Inc. notifies you that, for the funds listed in Attachment A to this letter (the “Funds”), effective July 1, 2014 it will waive its management fee and/or reimburse expenses of the Fund, to the extent necessary so that expenses of a Fund, exclusive of brokerage commissions, interest, taxes, acquired fund fees and extraordinary expenses, do not exceed the annual rates listed on Attachment A.

During the period until the expiration date of each expense limitation in Attachment A, the related expense limitation arrangements for each of the Funds may only be modified by mutual agreement of the parties that, with respect to the Trust, includes a majority vote of the “non-interested” Trustees of the Trust.

We understand and intend that you will rely on this undertaking in preparing and filing the Registration Statements on Form N-1A for the Funds with the Securities and Exchange Commission, in accruing each Fund’s expenses for purposes of calculating its net asset value per share and for other purposes permitted under Form N-1A and/or the Investment Company Act of 1940, as amended, and expressly permit you to do so.

Respectfully,

American Beacon Advisors, Inc.

By:	/s/ Gene L. Needles, Jr.
Name:	Gene L. Needles, Jr.
Title:	President and CEO

Agreed and Accepted on behalf of the Trust

By:	/s/ Melinda G. Heika
Name:	Melinda G. Heika
Title:	Treasurer

A copy of the document establishing the Trust is filed with the Secretary of The Commonwealth of Massachusetts. This Agreement is executed by the officer not as an individual and is not binding upon any of the Trustees, officers or shareholders of the Trust individually but only upon the assets of the Fund.

Attachment A

Revised Contractual Fee Arrangements for A & C Class effective July 1, 2014

American Beacon Funds
		Current	Revised
		Contractual	Contractual
		Expense	Expense
Fund	Class	Cap %	Cap %	Expiration
Zebra Global Equity	A	1.29	1.19	12/31/2014
Zebra Global Equity	C	2.04	1.94	12/31/2014
Zebra Small Cap Equity	A	1.49	1.39	12/31/2014
Zebra Small Cap Equity	C	2.24	2.14	12/31/2014
SiM HYO	A	1.34	1.24	12/31/2014
SiM HYO	C	2.09	1.99	12/31/2014
Flexible Bond Fund	A	1.39	1.29	12/31/2014
Flexible Bond Fund	C	2.14	2.04	12/31/2014
The London Co Inc Eqty	A	1.29	1.19	12/31/2014
The London Co Inc Eqty	C	2.04	1.94	12/31/2014
Mid-Cap Value	C	2.24	2.14	2/28/2015
Small Cap Value	A	1.32	1.22	2/28/2015
Small Cap Value	C	2.07	1.97	2/28/2015
Emerging Markets	A	1.79	1.69	2/28/2015
Emerging Markets	C	2.54	2.44	2/28/2015
Retirement Income	A	1.14	1.04	2/28/2015
Retirement Income	C	1.96	1.86	2/28/2015
High Yield Bond	A	1.12	1.02	2/28/2015
High Yield Bond	C	1.87	1.77	2/28/2015
Intermediate Bond	A	0.99	0.89	2/28/2015
Intermediate Bond	C	1.74	1.64	2/28/2015
Short-Term Bond	A	0.85	0.75	2/28/2015
Short-Term Bond	C	1.60	1.50	2/28/2015
TIPS	A	1.00	0.90	4/30/2015
TIPS	C	1.78	1.68	4/30/2015
Bridgeway Large Cap Value	A	1.34	1.24	4/30/2015
Bridgeway Large Cap Value	C	2.09	1.99	4/30/2015
Holland Large Cap Growth	A	1.39	1.29	4/30/2015
Holland Large Cap Growth	C	2.14	2.04	4/30/2015
Stephens Mid-Cap Growth	A	1.49	1.39	4/30/2015
Stephens Mid-Cap Growth	C	2.24	2.14	4/30/2015
Earnest Partners EM Equity	A	1.85	1.75	5/30/2015
Earnest Partners EM Equity	C	2.60	2.50	5/30/2015
SGA Global Growth	A	1.48	1.38	5/30/2015
SGA Global Growth	C	2.23	2.13	5/30/2015
Acadian EM Markets Managed Volatility	A	1.85	1.75	5/30/2015
Acadian EM Markets Managed Volatility	C	2.60	2.50	5/30/2015
Global Evol Frontier Mkts Income	A	1.65	1.55	5/30/2015
Global Evolution Frontier Mkts Income	C	2.40	2.30	5/30/2015